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[TORCH LOGO]          TORCH OFFSHORE, INC.               Phone: (1) 504-367-7030
                      Corporate Office                   Watts: (1) 800-878-6724
                      401 Whitney Avenue, Suite 400        Fax: (1) 504-367-7075
                      Gretna, Louisiana 70056 - USA             www.torchinc.com

NEWS RELEASE
For immediate release to:                  Contact:  Bob Fulton (1) 504-367-7030
     Analysts, Financial Community, Media          Bradley Lowe (1) 504-367-7030

            TORCH OFFSHORE RECEIVES BID FOR ACQUISITION OF FLEET AND
                  WILL ESTABLISH BIDDING AND AUCTION PROCEDURES

NEW ORLEANS, LOUISIANA USA, APRIL 7, 2005

Torch Offshore, Inc. (Pink Sheets: TORCQ) (the "Company") announced today that it has entered into an asset purchase agreement (the "Agreement") with Cal Dive International, Inc. (NASDAQ: CDIS), which has agreed to serve as the "stalking horse" bidder for the purchase of the Company's fleet of vessels, including all equipment, inventory, intellectual property and other assets related to the operation of the vessels. In exchange for these assets, the Company will receive consideration of approximately $92.0 million, including a deposit of $4.6 million, which will be credited towards the purchase price. The Agreement does not include the Company's accounts receivable, overhead assets unrelated to the operation of the vessels, and claims owned by the Company's bankruptcy estate.

The Agreement has been filed with the United States Bankruptcy Court for the Eastern District of Louisiana (the "Bankruptcy Court") along with a motion seeking the establishment of bidding procedures for an auction that allows other qualified bidders to submit higher or otherwise better offers for all or part of the Company's assets, as required under Section 363 of the Bankruptcy Code. The Company anticipates that a transaction involving all or part of its assets will be completed in the second quarter of 2005, pending approval of the Bankruptcy Court and certain government regulatory agencies.

Established in 1978, Torch Offshore, Inc. is involved in offshore pipeline installation and subsea construction for the oil and natural gas industry. The Company filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code on January 7, 2005.

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This news release contains forward-looking statements. These forward-looking statements concern the Company's operations, economic performance and financial condition and are based largely on the Company's beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. Such factors and risks include, among others, the risk that the contemplated sale will not take place. The risks and uncertainties related to our business are stated in more detail in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission, as well as other factors that may not be within the Company's control, including, specifically, oil and natural gas commodity prices, weather conditions and offshore construction activity levels. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why the actual results could differ from those projected in the forward-looking statements.
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                                                                       PR 05-004
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